Exhibit 99.4

LCM Lazard CAPITAL MARKETS

10b-18 PURCHASE AGREEMENT
(NON-EXCLUSIVE)

June 19, 2013

Robert L. Johnson
Chairman
The RLJ Companies
3 Bethesda Metro Center
Suite 10000
Bethesda, MD 20814-6347

This Letter Agreement confirms the terms and conditions under which LAZARD CAPITAL MARKETS LLC ("LCM") will assist Robert L. Johnson (the "Purchaser") in his program to purchase shares of the common stock of RLJ Entertainment, Inc. (the "Securities").

1.	Appointment of LCM. The Purchaser hereby appoints LCM as his agent to purchase the Securities. It is the Purchaser's intention that such purchases comply with the terms of Rule 10b-18 ("Rule 10b-18") promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Purchaser hereby agrees that he shall not take, nor permit any person or entity under his control to take, any action which could jeopardize the availability of Rule 10b-18 for the acquisition program. In addition, LCM agrees that it shall effect any purchases of the Securities in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18.

2.	Term. LCM shall conduct its purchases of the Securities pursuant to this Letter Agreement on behalf of the Purchaser from time to time until terminated in accordance with the provisions of the following sentence. The Letter Agreement may be terminated by either party with verbal or written notice to the other party. Such written notice may be made by facsimile, as provided in Paragraph 12. Notwithstanding the termination of this Letter Agreement, the Purchaser shall be solely responsible for any purchases properly made by LCM on the Purchaser's behalf prior to LCM's receipt of such verbal or written notice of termination.

3.	Suspension of Acquisition Program. The Purchaser shall promptly notify LCM of the existence of any circumstances that render it advisable to suspend such acquisition program for any given period of time (including, without limitation, purchases by affiliated purchasers of the Purchaser, distributions by the Purchaser within the meaning of Reg M under the Exchange Act or the possession by the Purchaser of material non-public information), and upon receipt of the Purchaser's direction to suspend such acquisition program, LCM shall do so. The Purchaser shall be solely responsible for any purchases properly made by LCM on the Purchaser's behalf prior to LCM's receipt of the Purchaser's direction to suspend purchases.

4.	Purchases by Affiliates. The Purchaser will notify LCM of the intention on the part of any affiliated purchaser of the Purchaser to purchase Securities on any day if such purchase is to be effected otherwise than through LCM pursuant to the Letter Agreement, and upon receipt of such notification LCM shall refrain from purchasing any Securities hereunder on such day. The Purchaser shall be solely responsible for any purchases properly made by LCM on the Purchaser's behalf prior to LCM's receipt of such notification.

5.	Purchasing Procedures. Unless otherwise agreed to, the Purchaser will consult with LCM on a daily basis in respect of the acquisition program, and at such time will consult with LCM regarding the total number of Securities LCM is authorized to purchase and target amounts of Securities to be acquired during the day succeeding such consultation and the maximum price to be paid therefore. Except as otherwise provided in this Letter Agreement, LCM shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of Securities during such period, so long as such purchases are within the limits established by the Purchaser for such period.

6.	Monitoring Procedures. LCM shall provide confirmations of purchases of Securities to the Purchaser and to such other persons or agents of the Purchaser as the Purchaser shall designate in writing. In addition, LCM shall provide a daily telephone report of such transactions to the Purchaser or his designee. Such report shall include the average price and number of shares purchased for the Purchaser and for affiliated purchasers, and the purchase price for each transaction.

7.	Payment for and Delivery of Purchased Securities. Payment for the Securities purchased shall be made by the Purchaser within three business days after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser.

8.	Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to LCM a fee of $0.03 per share for Securities purchased pursuant to the terms of this Letter Agreement.

9.	Representations and Warranties.
(a) The Purchaser represents and warrants to LCM that this Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser, that this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms; that performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and that no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

(b) LCM represents and warrants to the Purchaser that this Letter Agreement and the transactions contemplated herein have been duly authorized by LCM, that this Letter Agreement is the valid and binding agreement of LCM, enforceable in accordance with its terms; that performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to LCM or conflict with or result in a breach of or constitute a default under any agreement or instrument to which LCM is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and that no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

10.	Disclosure of Acquisition Program. The Purchaser represents and warrants that he has caused his intention to institute a program for the acquisition of the Securities to be publicly disclosed.

11.	Indemnification. The Purchaser shall indemnify LCM and its affiliates against any liabilities or expenses (including attorney's fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Letter Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the negligence or bad faith of LCM or its affiliates. The Purchaser shall also promptly reimburse LCM and its affiliates for all expenditures (including attorney's fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against LCM or its affiliates. The provisions of this paragraph shall survive the termination of the Letter Agreement.

12.	Notices. All verbal communications must be confirmed in writing and shall be effective when verbally acknowledged and confirmed when received at the address specified below:

(a)	if to LCM, to it at

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
Attention: Robert K. Lagay
Telephone: (212) 632-1594
Fax: (212) 830-3651

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)	if to the Purchaser, to him at

Robert L Johnson
Chairman
The RLJ Companies
3 Bethesda Metro Center
Suite 10000
Bethesda, MD 20814-6347
Telephone: (301) 280-7701
Fax: (301) 280-7797

or at such other address as may from time to time be designated by notice to LCM in writing.

13.	Assignment. Neither party may assign its rights and obligations under this Letter Agreement to any other party; provided, however, that LCM may assign its rights and obligations under this Letter Agreement to any subsidiary.

14.	Governing Law. This Letter Agreement shall be governed by and construed in accordance with the law of the State of New York.

[Next Page is the Signature Page]

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

LCM CAPITAL MARKETS LLC

By: /s/ Robert K. Lagay
Name: Robert K. Lagay
Title: General Counsel

Agreed to and accepted as of:

Robert L. Johnson

/s/ Robert L. Johnson
Robert L. Johnson

[Signature Page to 10b-18 Purchase Agreement (Non-Exclusive)]